Exhibit 99.1

ViewRay Reports Fourth Quarter and Full Year 2020 Results

CLEVELAND, March 4, 2021 — ViewRay, Inc. (Nasdaq: VRAY) (the "Company") today announced financial results for the fourth quarter and year ended December 31, 2020.

Full Year 2020 Highlights

•

Total revenue of $57.0 million primarily from nine revenue units, including two system upgrades, compared to 2019 revenue of approximately $87.8 million, primarily from 15 revenue units, including two system upgrades.

•	Received 17 new orders for MRIdian systems, including two upgrades, totaling $94.6 million, compared to 22 new orders, including three upgrades, totaling $118.5 million in 2019.
•	Total backlog increased to $241.3 million as of December 31, 2020, compared to $227.3 million as of December 31, 2019.
•	Cash and cash equivalents were $156.7 million as of December 31, 2020. Cash burn in the fourth quarter of 2020 was approximately $7.2 million.

Fourth Quarter 2020 Highlights

•

Total revenue of approximately $18.5 million in the fourth quarter of 2020, primarily from three revenue units including one system upgrade, compared to total revenue of approximately $16.5 million, primarily from three revenue units including one system upgrade, in the fourth quarter of 2019.

•	Received five new orders for MRIdian systems totaling $24.0 million in the fourth quarter of 2020, compared to four new orders totaling $21.2 million in the fourth quarter of 2019.

2021 Public Offering of Common Stock

•

In January 2021, the Company raised aggregate net proceeds of approximately $53.5 million after deducting the underwriting discounts, commissions, and estimated offering expenses via a public offering in which 11,856,500 shares of our common stock were issued and sold, including the full exercise of the underwriters’ option to purchase additional shares, at a price to the public of $4.85 per share.

"We are pleased with our solid fourth quarter and full year 2020 results despite the ongoing impact of the COVID-19 pandemic. Our recently bolstered balance sheet, coupled with our clinical, strategic, and economic value propositions, have positioned us well for 2021 and beyond," said Scott Drake, President and CEO. "Innovation is the hallmark of ViewRay, and our pipeline is focused on    sub-20 minute treatment times, improved workflow and efficiency, and cost reduction. By protecting and extending our innovation lead, we are improving the lives of cancer patients worldwide."

Financial Results

Total revenue for the three months ended December 31, 2020 was $18.5 million compared to $16.5 million for the same period last year. Total revenue for the full year 2020 was $57.0 million compared to $87.8 million for the full year 2019.

Total cost of revenue for the three months ended December 31, 2020 was $18.3 million compared to $20.4 million for the same period last year. Total cost of revenue was $61.1 million for the full year 2020 compared to $93.3 million for the full year 2019.

Total gross margin for the three months ended December 31, 2020 was $0.2 million, compared to a gross margin of $(3.9) million for the same period last year. Total gross margin for the full year 2020 was $(4.1) million compared to $(5.5) million for the full year 2019.

Total operating expenses for the three months ended December 31, 2020 were $25.5 million, compared to $28.5 million for the same period last year. Total operating expenses for the full year 2020 were $101.9 million compared to $115.3 million for the full year 2019.

Net loss for the three months ended December 31, 2020 was $26.1 million, or $0.18 per share, compared to $35.2 million, or $0.31 per share, for the same period last year. Net loss for the full year 2020 was $107.9 million, or $0.73 per share, compared to $120.2 million, or $1.18 per share, for the full year 2019.

ViewRay had total cash and cash equivalents of $156.7 million at December 31, 2020.

Financial Guidance

Due to the ongoing impact and uncertainty of the COVID-19 pandemic globally, the company will not be providing financial guidance at this time.

Conference Call and Webcast

ViewRay will hold a conference call to discuss results on Thursday, March 4, 2021 at 4:30 p.m. ET / 1:30 p.m. PT. The dial-in numbers are (844) 277-1426 for domestic callers and (336) 525-7129 for international callers. The conference ID number is 5976583. A live webcast of the conference call will be available on the investor relations page of ViewRay's corporate website at http://investors.viewray.com/events-and-presentations/upcoming-events.

After the live webcast, a replay will remain available online on the investor relations page of ViewRay's website, under "Financial Events and Webinars", for 14 days following the call. In addition, a telephonic replay of the call will be available until March 11, 2021. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the conference ID number 5976583.

About ViewRay®

ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian® MR-Guided Radiation Therapy System. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purpose-built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the rate of new orders, upgrades, and installations, ViewRay's expectations for 2021 and beyond and ViewRay's conference calls to discuss its fourth quarter and full year 2020 results.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue, the timing of delivery of ViewRay's products, the timing, length, and severity of the recent COVID-19 (coronavirus) pandemic, including its impacts across our businesses on demand, operations and our global supply chains, the results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates, and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Quarterly Reports on Form 10-Q, as updated periodically with the company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

VIEWRAY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Product	$14,447	$14,029	$42,742	$79,504
Service	3,891	2,321	13,800	7,803
Distribution rights	119	119	475	475
Total revenue	18,457	16,469	57,017	87,782
Cost of revenue:
Product	14,954	17,078	49,347	80,446
Service	3,349	3,325	11,729	12,814
Total cost of revenue	18,303	20,403	61,076	93,260
Gross margin	154	(3,934)	(4,059)	(5,478)
Operating expenses:
Research and development	7,215	6,659	25,008	23,794
Selling and marketing	3,596	5,961	15,181	25,806
General and administrative	14,683	15,829	61,729	65,717
Total operating expenses	25,494	28,449	101,918	115,317
Loss from operations	(25,340)	(32,383)	(105,977)	(120,795)
Interest income	4	330	791	1,721
Interest expense	(124)	(1,425)	(3,307)	(4,327)
Other income (expense), net	(639)	(1,731)	585	3,202
Loss before provision for income taxes	$(26,099)	$(35,209)	$(107,908)	$(120,199)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(26,099)	$(35,209)	$(107,908)	$(120,199)
Amortization of beneficial conversion feature related to Series A convertible preferred stock	—	—	—	—
Net loss attributable to common stockholders, basic and diluted	$(26,099)	$(35,209)	$(107,908)	$(120,199)
Net loss per share, basic and diluted	$(0.18)	$(0.31)	$(0.73)	$(1.18)
Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	148,530,746	114,585,685	147,895,561	102,001,954

Gross Orders	$24,000	$21,210	$94,604	$118,488
Backlog	$241,334	$227,312	$241,334	$227,312

VIEWRAY, INC.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$156,720	$226,783
Accounts receivable	11,769	16,817
Inventory, net of allowance of $2,286 and $1,363, respectively	46,641	55,031
Deposits on purchased inventory	2,084	6,457
Deferred cost of revenue	1,954	3,466
Prepaid expenses and other current assets	5,257	3,310
Total current assets	224,425	311,864
Property and equipment, net	24,062	23,399
Restricted cash	1,460	1,404
Intangible assets, net	50	55
Right-of-use assets	10,129	11,720
Other assets	1,426	1,577
TOTAL ASSETS	$261,552	$350,019
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,984	$13,739
Accrued liabilities	19,281	21,390
Customer deposits	15,463	9,662
Operating lease liability, current	2,089	2,264
Current portion of long-term debt	-	1,556
Deferred revenue, current portion	10,094	10,457
Total current liabilities	56,911	59,068
Deferred revenue, net of current portion	2,572	3,553
Long-term debt	56,940	53,995
Warrant liability	4,864	5,373
Operating lease liability, noncurrent	9,043	10,479
Other long-term liabilities	956	1,377
TOTAL LIABILITIES	131,286	133,845
Commitments and contingencies (Note 6)
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized at December 31, 2020 and 2019; no shares issued and outstanding at December 31, 2020 and 2019	—	—
Common stock, par value of $0.01 per share; 300,000,000 shares authorized at December 31, 2020 and 2019; 148,615,351 and 147,191,695 shares issued and outstanding at December 31, 2020 and 2019	1,476	1,462
Additional paid-in capital	755,874	733,888
Accumulated deficit	(627,084)	(519,176)
TOTAL STOCKHOLDERS’ EQUITY	130,266	216,174
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$261,552	$350,019

Contact:

Investor Relations:

Michaella Gallina

Vice President, Chief of Staff, Head of Investor Relations and Communications

ViewRay, Inc.

1-844-MRIdian (674-3426)

Email: investors@viewray.com

Media Enquiries:

Karen Hackstaff

Vice President, Strategy and Brand

ViewRay, Inc.

Phone: +1 408-242-2994

Email: media@viewray.com